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                                 EXHIBIT 23.2




               AWARENESS LETTER OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders
DelSoft Consulting, Inc.

      We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of DelSoft Consulting, Inc. for the period ended March 31, 2000, as indicated in our report dated May 9, 2000; because we did not perform an audit, we expressed no opinion on that information.

      We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000, is being used in this Registration Statement on Form S-3.

      We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933 (the "Act"), is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



                              /s/ J.H. Cohn LLP


Roseland, New Jersey
October 26, 2000